    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 3, 1995
                                                     REGISTRATION NO. 33-58579
     _____________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                           NATIONAL AUTO CREDIT, INC.
             (Exact name of Registrant as specified in its charter)

                 Delaware                                  34-1050582
       (State or other jurisdiction                     (I.R.S. Employer
            of incorporation)                          Identification No.)

              30000 Aurora Road, Solon, Ohio 44139, (216) 349-1000
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        Thomas J. Dostart                              copy to:
     National Auto Credit, Inc.                     David A. Zagore
         30000 Aurora Road                     Squire, Sanders & Dempsey
         Solon, Ohio 44139               4900 Society Center, 127 Public Square
          (216) 349-1000                       Cleveland, Ohio 44114-1304

(Name, address, including zip code,
  and telephone number, including
  area code, of agent for service)

         Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement is declared effective.
         If the only Securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
  Title of each class of        Amount to be       Proposed Maximum   Proposed Maximum   Amount of
  Securities to be              Registered         Offering Price     Aggregate          Registration
  Registered                                       Per                Offering           Fee
                                                   Share (1)          Price

  Common Stock, $.05 par        500,000 shares     $11.3125           $5,656,250         $1,950.43
  value                         (2)

  Options to purchase Common    Indeterminable
  Stock                         number of                                                       (3)
                                options

(1)      Estimated solely for the purpose of determining the amount of the registration fee, based upon the average of the high and low prices of the Common Stock on April 6, 1995 on NASDAQ.
(2)      Issuable upon exercise of options.  The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions.  This registration statement shall cover any such additional shares in accordance with Rule 416(a).
(3)      No separate registration fee is required for the options.  See Rule 457(g).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                           NATIONAL AUTO CREDIT, INC.

                               500,000 SHARES OF

                         COMMON STOCK, $.05 PAR VALUE,

                      AND OPTIONS TO PURCHASE COMMON STOCK



         The 500,000 shares of common stock, $.05 par value, (the "Common Stock"), of National Auto Credit, Inc. (the "Company") offered by this Prospectus (the "Offering") are authorized and unissued or reacquired shares that may be sold from time to time upon exercise of the options (the "Options") granted pursuant to the Company's 1995 Stock Option Plan for Member Dealers (the "Plan"). See "Plan of Distribution." The Offering is not underwritten. The Company's principal executive offices are located at 30000 Aurora Road, Solon, Ohio 44139 (telephone number: (216) 349-1000).

         The Common Stock is included in The NASDAQ Stock Market, under the symbol: NACC. The average of the high and low prices of the Common Stock on April 6, 1995 on NASDAQ was $11.3125. The exercise price of any Option will be, in the discretion of a committee appointed by the Board of Directors (the "Committee"), equal to or greater than the "fair market value per share of stock" at the time such Option is granted. All proceeds of sales under the Plan will be received by the Company and used for general corporate purposes. Expenses related to the offering of approximately $18,500.43 are payable by the Company.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                          ___________________________


                 The date of this Prospectus is _______, 1995.

         No dealer, salesman or other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation may not be relied upon as having been authorized by the Company. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York, 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by the Company may be inspected at the offices of NASDAQ, 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits and financial schedules filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are hereby incorporated by reference and made a part hereof:

         (a) Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written or oral request communicated to the Company's Secretary, Thomas J. Dostart, at the Company's principal executive offices, located at 30000 Aurora Road, Solon, Ohio 44139 (telephone number: (216) 349-1000).





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
                                USE OF PROCEEDS

         The Offering made hereby is for the purpose of promoting the long term success of the Company's financial services program by providing Member Dealers with incentive awards that reward performance of the Member Dealers for increasing the number of contracts submitted to and accepted by the Company for financing, thereby enhancing stockholder value. Additionally, the Company believes the Plan will assist in attracting and retaining Member Dealers of the highest caliber. Proceeds from the sale of Common Stock upon exercise of Options under the Plan will be used for general corporate purposes.


                              PLAN OF DISTRIBUTION

         The Company has reserved or repurchased 500,000 shares of Common Stock for issuance pursuant to Options under the Plan. "Participants" in the Plan are all automobile or truck dealerships, or other entities acceptable to the Company, executing a Dealer's Acceptance Program Agreement with the Company pursuant to which vehicle financing agreements are submitted by such dealer to the Company for approval, provided that the Member Dealer is in good standing in accordance with the terms of the Dealer's Acceptance Program Agreement. "Affiliates" of the Company (as that term is used in the applicable federal securities laws and regulations) shall not be eligible to participate in the Plan. To the extent that a Dealer who has executed a Dealer's Acceptance Program Agreement submits vehicle financing contracts originating from multiple vehicle sales locations, each such location shall not be considered a separate Participant for the purposes of determining eligibility. The Plan is administered by the Committee (as previously defined) subject to the provisions of the Plan. The total number of shares subject to the Plan and the number of shares subject to outstanding Options may be subject to appropriate adjustment in the event of any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend, stock split, reclassification or other change in capitalization. All capitalized terms used herein and not defined shall have the meaning given to them in the Plan.

         Until the Plan terminates or shares are no longer available under the Plan, a Participant shall receive a grant of an Option to purchase one thousand (1,000) shares of Common Stock as of the last business day of the fiscal quarter during which the Company processes, accepts and funds the one hundredth (100th) Financing Contract from such Member Dealer on or after February 1, 1995. A Participant will receive an additional grant of an Option to purchase five hundred (500) shares of Common Stock for each additional one hundred (100) Financing Contracts processed, accepted and funded by the Company as of the last business day of the fiscal quarter in which the Company processes, accepts and funds from the Dealer a Financing Contract which is an integral multiple of one hundred (100). For purposes of determining eligibility to receive Options, "Financing Contract" shall mean a vehicle financing contract submitted to and accepted and funded by the Company on or after February 1, 1995, pursuant to a Dealer's Acceptance Program Agreement and meeting the Company's normal criteria. The Board may also, from time to time, grant Participants additional Options having such terms and conditions and numbers as the Board of Directors may determine in its discretion, subject to the terms and conditions of this Plan.

         The option price per share will be, in the discretion of the Committee, equal to or greater than the "fair market value per share of stock" at the time such Option is granted. Vested portions of each Option shall be deemed to be exercised when the holder thereof shall indicate the decision to do so in writing delivered to the Company, and shall at the same time tender to the Company payment in full for the stock as to which such Option is exercised in cash or by certified check, bank draft or money order received by the Company (i) within (10) business days following any day on which the Share Trigger Value is reached in the case of options exercised as a result of the Share Trigger Value having been reached; and (ii) within (10) business days of the date of written notice to exercise in all other cases. Options granted under the Plan may not be sold, or otherwise transferred by a Participant by any means and may be exercised only by the Participant. Any purported transfer shall be of no force or effect. Unless an earlier termination date is fixed by the Committee at the time of the grant, an Option





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
granted under the Plan shall terminate upon the earlier of (i) the close of business on the seventh anniversary of the date upon which it is granted or
(ii) the termination of the Participant's Dealer's Acceptance Program Agreement. No consideration is payable to the Company by the Participant upon receipt of a grant.

         The Plan or the granting of Options shall terminate on January 31, 1996, and no further Options shall be granted, other than those to which a Participant became entitled on or prior to January 31, 1996. The Board of Directors may terminate the Plan at any time prior to the above date at its own discretion; and may amend or modify the Plan at any time and from time to time but no amendment or modification of the Plan shall in any manner adversely affect any Option granted under the Plan without the consent of the Participant holding the Option. The Plan may be renewed or extended at the discretion of the Board of Directors.


                              RECENT DEVELOPMENTS

         The Company's business is currently divided between financing the sale of used cars and the rental of automobile insurance replacements. Because the financing business has been increasingly more profitable and has been growing significantly faster than the vehicle replacement business, the Company has determined that it will focus its resources on the financing business as a means of enhancing the long-term growth outlook of the Company. For this reason, on March 1, 1995, the Company announced that it had retained the services of Brown Brothers Harriman & Co. to assist and advise in the marketing and sale of the Company's vehicle rental operation. In the event the vehicle rental operation is not sold within the first nine months of the current fiscal year, the Board of Directors has approved a plan that would convert a substantial portion of the rental fleet into cash for the purpose of a buy back of the Company's stock.


                                 LEGAL MATTERS

         The validity under Delaware law of the shares offered hereby has been passed upon for the Company by its counsel, Squire, Sanders & Dempsey, 4900 Society Center, 127 Public Square, Cleveland, Ohio 44114.


                                    EXPERTS

         The consolidated balance sheets as of January 31, 1995 and 1994, the consolidated statements of income, stockholders' equity and cash flows for each of the three (3) fiscal years in the period ended January 31, 1995, and the related financial statement schedules, included in the Company's Form 10-K for the fiscal year ended January 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the Common Stock offered hereby:


      SEC Registration Fee   . . . . . . . . . . . . . . . . .  $ 1,950.43
      Accounting Fees and Expenses . . . . . . . . . . . . . .  * 2,000.00
      Legal Fees and Expenses  . . . . . . . . . . . . . . . .  *13,500.00
      Miscellaneous Expenses   . . . . . . . . . . . . . . . .  * 1,050.00

      Total Expenses . . . . . . . . . . . . . . . . . . . . .  $18,500.43
      ___________________
      * Estimated

Item 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. The Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or served any other enterprise at the request of the Company, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, in any circumstances, and to the full extent, permitted by Section 145 of the Delaware Corporation Law, any amendment thereto, or any law of similar import. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provision, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.         EXHIBITS

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.         UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         1. (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) to





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
remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

         2. That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio on the 3rd day of May, 1995.

                                NATIONAL AUTO CREDIT, INC.


                                By:  /s/ Sam J. Frankino
                                     --------------------------------------
                                     Sam J. Frankino, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

          Signature                                         Date
          ---------                                         ----

/s/ Sam J. Frankino
- -------------------------------                         May 3, 1995
Sam J. Frankino
Chairman of the Board

/s/ Robert J. Bronchetti
- -------------------------------                         May 3, 1995
Robert J. Bronchetti
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Davida S. Howard                                    May 3, 1995
- ----------------------------------
Davida S. Howard
Vice President-Finance and Controller
(Principal Financial and Accounting Officer)


/s/ Edward A. Burkhart                                  May 3, 1995
- ----------------------------------
Edward A. Burkhart, Executive
Vice President and Director

/s/ Noah T. Herndon *                                   May 3, 1995
- ----------------------------------
Noah T. Herndon, Director

/s/ Per E. Hoel *                                       May 3, 1995
- ----------------------------------
Per E. Hoel, Director

/s/ Edward N. Leszczynski *                             May 3, 1995
- ----------------------------------
Edward N. Leszczynski, Director



* By  /s/ Robert J. Bronchetti
- ----------------------------------
   Robert J. Bronchetti
   Attorney-in-fact





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
                                 EXHIBIT INDEX

Exhibit No.                  Description of Exhibits                 Page No.
- -----------                  -----------------------                 --------

3(a)                 Certificate of Incorporation                       *


3(b)                 By-laws                                            **

5                    Opinion of Squire, Sanders & Dempsey               8

23(a)                Independent Auditors' Consent                      9

23(b)                Consent of Squire, Sanders & Dempsey               ***


24                   Power of Attorney                                  10

99                   Stock Option Plan for Dealers                      11


* Incorporated by reference to Exhibit 3a to Form 10-K for the year ended January 31, 1995, filed with the Commission on April 27, 1995, under Commission File No. 0-12201

** Incorporated by reference to Exhibit 3b to Form 10-K for the year ended January 31, 1995, filed with the Commission on April 27, 1995, under Commission File No. 0-12201

***     Included in Exhibit 5


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